Exhibit 99.1

Contact:	Frank Perez
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP

RECEIVES NOTICE OF DEFICIENCY FROM NASDAQ

Franklin, Tennessee (November 29, 2011) — Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) (the “Company”) reported that on November 22, 2011, it received a deficiency letter (“Deficiency Letter”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with the requirements for continued listing under NASDAQ Listing Rule 5250(c)(1), which requires that NASDAQ-listed companies file their required periodic financial reports with the U.S. Securities and Exchange Commission (“SEC”) on a timely basis.  The Deficiency Letter was issued in accordance with standard NASDAQ procedures as a result of the Company not yet having filed its Form 10-Q for the period ended September 30, 2011 (the “Form 10-Q”) with the SEC.

The Deficiency Letter states that the Company has 60 calendar days or until January 23, 2012 to submit a plan to NASDAQ to regain compliance with the filing requirements for continued listing on the NASDAQ Global Market (the “Plan”).  If the Plan is accepted, the Company can be granted an exception of up to 180 calendar days or until May 14, 2012, to regain compliance.

Pending submission of the Plan, the Company’s common stock will continue to be listed for trading on the NASDAQ Global Market.  The Company expects to resolve the matter as soon as possible or otherwise timely file the Plan; however, there can be no assurance that the Plan will be accepted by NASDAQ.  In the event the Plan is not accepted, the Company has the right to appeal to the NASDAQ Hearings Panel.  The Company currently believes that it will be able to file its Form 10-Q for the period ended September 30, 2011 prior to January 23, 2012.

Caution about forward-looking statements

Certain information contained herein may include “forward-looking statements.”  These forward-looking statements relate to the expected filing of the Form 10-Q, regaining compliance with NASDAQ requirements and NASDAQ’s acceptance of the Plan, if it becomes necessary, and the ability to appeal a decision by NASDAQ to delist the Company’s common stock.  There can be no assurance that the Company will be able to file its Form 10-Q when expected, that the Company will regain compliance with NASDAQ requirements, that NASDAQ will accept the Plan for regaining compliance, if it becomes necessary, or that the appeal of any NASDAQ determination to delist will be successful.  Factors that could cause actual events to differ from those expressed or implied by such forward-looking statements include the cautionary language under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended, the Company’s Quarterly Reports on Forms

10-Q for the quarters ended March 31, 2011 and June 30, 2011, and other filings made with the SEC.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank (the “Bank”).  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “TNCC.”  Additional information about Tennessee Commerce Bancorp, Inc. and Tennessee Commerce Bank can be accessed at www.tncommercebank.com.